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                                                                 Exhibit 4.3.3

                      THIRD AMENDMENT TO RIGHTS AGREEMENT

          This Third Amendment (the "Amendment"), dated as of January 31, 1996, is entered into by and between RYKOFF-SEXTON, INC., a Delaware corporation (the "Company"), and CHEMICAL BANK, a New York banking corporation and successor to Chemical Trust Company of California, which was successor to Bank of America National Trust & Savings Association, as original Rights Agent (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of December 8, 1986, as amended by the Amendment to Rights Agreement dated as of October 5, 1989 and the Second Amendment to Rights Agreement dated as of December 4, 1995 (the "Agreement");

          WHEREAS, the Company wishes to amend the Agreement; and

          WHEREAS, Section 26 of the Agreement provides, among other things, that prior to the Distribution Date (as such term is defined in the Agreement) the Company and the Rights Agent shall, if the Company so directs, change or supplement any provision of the Agreement without the approval of any holders of Right Certificates.

          NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

          1. Section 1(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

          "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company,
          (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (iv) Merrill Lynch Capital Partners, Inc., Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P., Merrill Lynch Kecalp L.P. 1994, ML Offshore LBO Partnership No. B-XVIII, ML IBK Positions, Inc., MLCP Associates L.P. No. II,
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          MLCP Associates L.P. No. IV, Merrill Lynch Kecalp L.P. 1991, Merrill
          Lynch Capital Appreciation Partnership No. XIII, L.P., ML Offshore LBO Partnership No. XIII, ML Employees LBO Partnership No. I, L.P., Merrill Lynch Kecalp L.P. 1987, and Merchant Banking L.P. No. II (each, an "ML Entity" and collectively the "ML Entities"), if the ML Entities shall have executed a written agreement with the Company (and approved by the Company's Board of Directors) on or prior to the date on which the ML Entities (together with its Affiliates) became the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, which agreement imposes one or more limitations on the amount of the ML Entities' Beneficial Ownership of shares of Common Stock, and if, and so long as, such written agreement (or any amendment thereto approved by at least a majority of the members of the Board of Directors who are not Affiliates or Associates of an ML Entity, or representatives or nominees of an ML Entity or any such Affiliates or Associates ("ML Directors") continues to be in effect and binding on the ML Entities and the ML Entities are in compliance (as determined by the Company's Board of Directors in its discretion by at least a majority of the members of the Board of Directors who are not ML Directors) with the terms of such written agreement (including any such amendment); provided, however, that no amendment of any such agreement shall cure any prior breach of such agreement or any amendment thereto."

          2. Section 11(a)(ii)(B) of the Agreement is hereby amended and restated to read in its entirety as follows:

          "(B) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, unless the event causing the 15% threshold to be crossed is (1) an acquisition of shares of Common Stock by the ML Entities, if the ML Entities

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          shall have executed a written agreement with the Company (and approved by the Company's Board of Directors) on or prior to the date on which the ML Entities became the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, which agreement imposes one or more limitations on the amount of the ML Entities' Beneficial Ownership of shares of Common Stock, and if, and so long as, such written agreement (or any amendment thereto approved by at least a majority of the members of the Board of Directors who are not ML Directors) continues to be in effect and binding on the ML Entities and the ML Entities are in compliance (as determined by the Company's Board of Directors in its discretion by at least a majority of the members of the Board of Directors who are not ML Directors) with the terms of such written agreement (including any such amendment); provided, however, that no amendment of any such agreement shall cure any prior breach of such agreement or any amendment thereto; (2) a transaction set forth in Section 13(a) hereof, or (3) an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not (x) officers of the Company, (y) representatives, nominees, Affiliates or Associates of an Acquiring Person, or (z) ML Directors, after receiving advice from one or more investment banking firms, to be (a) at a price that is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, or;".


          3. Section 25 of the Agreement is hereby amended to provide that the address for notices or demands authorized under the Agreement shall henceforth be directed to the Company at:

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          Rykoff-Sexton, Inc.
          1050 Warrenville Road
          Lisle, Illinois  60532
          Attention:  Chairman of the Board and
                      Chief Executive Officer

          4.   Miscellaneous.

          (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Agreement.

          (b) Each party hereto waives any requirement under the Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

          (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first written above.


ATTEST:                             RYKOFF-SEXTON, INC.



By:  /s/ Thomas F. Flanagan         By: /s/ Richard J. Martin
     -----------------------            --------------------------
Name:  Thomas F. Flanagan           Name:  Richard J. Martin
Title: Assistant Secretary          Title: Senior Vice President -
                                           Chief Financial Officer



ATTEST:                             CHEMICAL BANK (as Rights Agent)



By:  /s/ Laurence Curley            By: /s/ Eric Leason
     -----------------------            --------------------------
Name:  Laurence Curley              Name:  Eric Leason
Title: Assistant Vice President     Title: Vice President



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